Exhibit 99.1

Canterbury Park Holding Corporation Reports Financial Results for the Third Quarter and First Nine Months of 2015

SHAKOPEE, Minn.--(BUSINESS WIRE)--November 12, 2015--Canterbury Park Holding Corporation (NASDAQ:CPHC) today announced results for the third quarter and nine months ended September 30, 2015.

Canterbury Park Holding Corporation (the “Company”) reported net income of $813,059 on net revenues of $16,851,658 for the three months ended September 30, 2015, compared to net income of $623,306 on net revenues of $15,046,958 for the same period in 2014. For the nine months ended September 30, 2015, net income was $1,773,313 on net revenues of $41,580,773, compared to net income of $1,472,247 on net revenues of $38,206,126 for the same period in 2014. Diluted income per share for the 2015 third quarter was $.19 compared to $.15 per share for the same period in 2014. Diluted income per share for the nine months ended September 30, 2015 was $.42 compared $.35 per share for the same period in 2014.

Our 12% increase in net revenues in the 2015 third quarter over the same period in 2014 reflects the following business segment results:

  Card Casino revenues increased 11% to $7,404,926 in the 2015 third quarter from $6,645,197 in the 2014 third quarter, primarily due to a 19% increase in table games revenue. The strong increase in table games revenue is largely due to the increased effectiveness of our direct marketing programs driven by new CRM technology and a volume increase due to live racing and event attendance.
  Food & beverage revenue increased 12% to $3,299,659 in the 2015 third quarter from $2,954,609 in the 2014 third quarter, primarily due to increased sales during live racing and events.
  Pari-mutuel revenues increased 1% to $3,887,494 in the 2015 third quarter from $3,844,749 in the 2014 third quarter, reflecting the net effect of a strong increase in out-of-state wagering on our live races and a decline in on-track simulcast wagering.

For the nine months ended September 30, 2015, our $3,374,000, or 8%, increase in net revenues compared to the same period in 2014 is primarily attributable to increases in Card Casino and Concessions revenues of 8% and 13%, respectively, offset by a 0.8% decrease in Pari-mutuel revenues.

Operating expenses increased $1,482,000, or 11%, and increased $2,866,000, or 13%, respectively, in the three and nine month periods ended September 30, 2015 as compared to the same periods in 2014. These changes are primarily due to increased wages and benefits expense and professional fees related to recently announced corporate restructuring and real estate development initiatives.

The Company generated adjusted EBITDA of $4,290,171 in the first nine months of 2015, an increase of $207,995, or 5%, from the same period a year ago.

Further detail regarding our results for the third quarter and first nine months of 2015 is presented in the accompanying table, and additional information regarding the Company’s financial results will be presented in the Company’s Form 10-Q Report that will be filed with the Securities and Exchange Commission on November 13, 2015.

Randy Sampson, Canterbury Park’s President and CEO commented: “We are pleased with our third quarter and nine month results as they reflect a return on investments made and growth initiatives in earlier periods. Our Cooperative Marketing Agreement with the Shakopee Mdewakanton Sioux Community has enabled us to improve our live horse racing product which has led to improved attendance and substantially increased our out-of-state live handle. Our investment in CRM technology has enabled us to improve the effectiveness of our marketing to our Card Casino customers and led to increased Card Casino patronage. Finally, our investments in the new Expo Center and remodeled Triple Crown Club, both well received additions to our property, are already generating increases in catering and events revenues. While we face challenges ahead, particularly in absorbing the impact of further minimum wage increases, we are optimistic these investments and initiatives will lead to further revenue increases and improved earnings in future periods.”

Mr. Sampson concluded: “We continue to pursue our previously announced corporate restructuring and subdivision of our land as first steps needed to give the Company the flexibility to develop our underutilized land. While this process has taken longer, and has been more challenging than anticipated, we are making good progress in this important strategy to enhance shareholder value, as evidenced by our sale in October of an approximately six acre parcel to the Minnesota Municipal Power Agency for $1.43 million. As previously announced, our current focus is on development opportunities that don’t require a major relocation of our barn area. We are excited about the possibility for the first phase of development of our underutilized properties to include a unique multi-family residential community along with a business park and retail opportunities including a hotel and restaurants.”

Use of Non-GAAP Financial Measures:
To supplement our financial statements, we also provide investors with EBITDA (defined below), which is a non-GAAP measure. Adjusted EBITDA represents earnings before interest income, income tax expense, depreciation and amortization and gains from insurance recoveries and disposal of assets. EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles ("GAAP"), and should not be considered an alternative to, or more meaningful than, net income as an indicator of our operating performance, or cash flows from operating activities as a measure of liquidity. EBITDA has been presented as a supplemental disclosure because it is a widely used measure of performance and basis for valuation of companies in our industry. Moreover, other companies that provide EBITDA information may calculate EBITDA differently than we do.

About Canterbury Park:
Canterbury Park Holding Corporation owns and operates Canterbury Park Racetrack and Card Casino, Minnesota’s only thoroughbred and quarter horse racing facility. The Company’s annual live race meet generally begins in May and ends in September. In addition, Canterbury Park’s Card Casino hosts “unbanked” card games 24 hours a day, seven days a week, offering both poker and table games. The Company also conducts year-round wagering on simulcast horse racing and hosts a variety of other entertainment and special events at its facility in Shakopee, Minnesota. For more information about the Company, please visit us at www.canterburypark.com.

Cautionary Statement:
From time to time, in press releases and in other communications to shareholders or the investing public, the Canterbury Park Holding Corporation may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans based on management’s beliefs and assumptions. These forward looking statements are typically preceded by the words such as "believes," "expects," "anticipates," "intends" or similar expressions. Shareholders and the investing public should understand that these forward-looking statements are subject to risks and uncertainties, including those disclosed in our periodic filings with the Securities and Exchange Commission, which could cause actual performance, activities or plans after the date the statements are made to differ significantly from those indicated in the forward-looking statements when made.

CANTERBURY PARK HOLDING CORPORATION’S
SUMMARY OF OPERATING RESULTS
(UNAUDITED)

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
	2015	2014	2015	2014

Operating Revenues, (net)	$16,851,658	$15,046,958	$41,580,773	$38,206,126

Operating Expenses	$15,464,147	$13,982,105	$38,562,064	$35,696,560

Non-Operating Income, (net)	$348	$644	$1,653	$1,993

Income before Income Taxes	$1,387,859	$1,065,497	$3,020,362	$2,511,559

Income Tax Expense	($574,800)	($442,191)	($1,247,049)	($1,039,312)

Net Income	$813,059	$623,306	$1,773,313	$1,472,247

Basic Net Income Per Common Share	$0.19	$0.15	$0.42	$0.35

Diluted Net Income Per Common Share	$0.19	$0.15	$0.42	$0.35

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

	Nine Months	Nine Months
	Ended	Ended
	September 30, 2015	September 30, 2014

Net income	$1,773,313	$1,472,247

Interest income	(1,653)	(1,993)

Income tax expense	1,247,049	1,039,312

Depreciation	1,738,900	1,572,660

Gain(s) from Insurance and disposal	(467,438)	0

Adjusted EBITDA	$4,290,171	$4,082,226

CONTACT:
Canterbury Park Holding Corporation
Randy Sampson, 952-445-7223